Exhibit 99.1

IMUNON Reports Third Quarter 2025 Financial Results

and Provides Business Update

R&D Day showcased remarkable Investigator optimism, continued strengthening supportive data, and significant progress with Phase 3 OVATION 3 Study in pursuit of first frontline immunotherapy for advanced ovarian cancer

Company to hold conference call today at 11:00 a.m. ET

LAWRENCEVILLE, N.J., November 13, 2025 – IMUNON, Inc. (Nasdaq: IMNN), a clinical-stage company in Phase 3 development with its DNA-mediated immunotherapy, today reported financial results for the three-month and nine-month periods ended September 30, 2025, and highlighted recent business updates, including progress in advancing Phase 3 clinical development of its lead candidate IMNN-001 in newly diagnosed advanced ovarian cancer.

“IMUNON is rapidly advancing a potential breakthrough for women with newly diagnosed advanced ovarian cancer—a disease with no meaningful frontline treatment progress in decades,” said Stacy Lindborg, Ph.D., president and chief executive officer of IMUNON. “Strong Phase 2 OVATION 2 survival data, reinforced by compelling interim results from our MRD study and a clear regulatory path in Phase 3, position IMNN-001 to deliver transformative impact.”

“Our clinical success has attracted increasing interest from the medical community and potential partners. As we advance the Phase 3 OVATION 3 Study, which is evaluating IMNN-001 in women with stage IIIC or IV ovarian cancer, we are committed to funding this pivotal trial strategically. We have taken steps to conserve cash and align our critical needs with available capital on hand, while securing the resources needed to advance this potentially transformative therapy with select financing opportunities,” Dr. Lindborg continued.

RECENT DEVELOPMENTS

IMNN-001 Immunotherapy

R&D Day Highlighting Progress on OVATION 3 Study in Pursuit of First Frontline Immunotherapy for Advanced Ovarian Cancer – On November 10, 2025, the Company hosted an R&D Day, providing updates on new IMNN-001 data and discussing progress with the OVATION 3 Study and IMNN-001’s potential role in transforming the treatment landscape for women with advanced ovarian cancer. The event featured ovarian cancer thought leaders, principal investigators from the Company’s Phase 3 OVATION 3 Study and Phase 2 minimal residual disease (MRD) clinical trial (conducted in partnership with Break Through Cancer Foundation), and statistical experts.

R&D Day Featured Speakers and Program Highlights:

●	Premal H. Thaker, M.D., Washington University School of Medicine, discussed the significant continuing unmet needs in ovarian cancer, a devastating disease where patient outcomes and frontline standard of care treatment have not changed for about 30 years, and the promise IMNN-001 brings to these patients and clinicians. She also highlighted the data from the Phase 2 OVATION 2 clinical trial, with results including:

○	Broad impact observed with IMNN-001 treatment on important cancer-fighting cytokines, effectively turning the tumor microenvironment from “cold” to “hot” by activating both innate and adaptive immune systems, renewing the elusive promise of an immunotherapy for ovarian cancer.
○	Data reinforcing the highly favorable benefit-risk and safety profile of IMMN 001.
○	The remarkable median 13-month overall survival (OS) benefit observed with IMNN-001 plus standard of care (SoC) chemotherapy, an increase that is considered clinically meaningful compared to SoC alone.

●	Amir Jazaeri, M.D., University of Texas MD Anderson Cancer Center, discussed safety, tolerability and translational insights from the Phase 2 MRD study of IMNN-001, including:

○	Rationale for the trial and the importance of frontline therapy as the best opportunity to achieve a cure for ovarian cancer.
○	New translational data that shows IMNN-001 preferentially being taken up by macrophages within the peritoneal fluid and tumor tissue, which then induces a robust response and tumor microenvironment remodeling.
○	New data supporting the highly favorable benefit-risk and tolerability profile of IMNN-001.
○	The positive tolerability profile of IMNN-001, including in combination with SoC chemotherapy plus bevacizumab, and in the maintenance setting.

●	Giorgio Paulon, Ph.D., Berry Consultants, LLC, reviewed the Phase 2 and ongoing Phase 3 trial designs, and the strength of evidence for IMNN-001 from a statistical perspective. He highlighted the well-precedented nature of the Phase 3 design with the FDA, which leverages an innovative, adaptive, event-driven approach aligned with prior successful oncology trials that resulted in full approval by FDA based on an interim analysis of overall survival. This foundation, supported by conservative power assumptions drawn from Phase 2 data, strong simulation modeling and robust statistical properties, underpins the Phase 3 trial’s high probability for success.

●	Douglas V. Faller, M.D., Ph.D., IMUNON, shared new data further demonstrating IMNN-001 shifted the balance in favor of immune stimulation, remodeling the tumor microenvironment in favor of anti-tumor responses, which is established to be associated with better prognosis. He shared the rapid progress to-date on the Phase 3 trial of IMNN-001, including expansion to additional sites and enrollment exceeding the Company’s expectations, strong levels of support and interest from investigators and the scientific community, and key clinical and other milestones for the company moving forward.

The presentations from the R&D Day are available on the “Scientific Presentations” page of the IMUNON’s website at https://investors.imunon.com/scientific-presentations

IMUNON Presents Translational Data from Phase 2 OVATION 2 Study of IMNN-001 at SITC 40th Annual Meeting – On November 7, 2025, the Company presented translational data from the Phase 2 OVATION 2 clinical trial of IMNN-001 at the Society for Immunotherapy of Cancer (SITC) 40th Annual Meeting, held on November 5-9, 2025 in National Harbor, Maryland.

The new data from recently analyzed OVATION 2 samples demonstrated that IMNN-001 creates a “hot” anti-tumor microenvironment in epithelial ovarian cancer by (i) increasing the recruitment of anti-tumor CD8+, myeloid dendritic cells and M1 macrophages in patient tumors; and (ii) decreasing immunosuppressive markers (IDO, Treg, exhausted CD8, M2 macrophages). These results, including induction of favorable ratios of CD8+/Tregs and CD8+/CD4+ cells, which are both associated with improved patient outcomes, are consistent with the results of the previous OVATION 1 study and with the efficacy seen in the clinic in the OVATION 2 study. This biomarker research confirms local immune activation at the tumor site by IMNN-001.

The poster presentation is available on the “Scientific Presentations” page of the IMUNON’s website at https://investors.imunon.com/scientific-presentations

IMUNON Presents Phase 3 OVATION 3 Study of IMNN-001 in Advanced Ovarian Cancer at the ESMO Congress and the IGCS 2025 Annual Global Meeting – On October 14, 2025, the Company announced that a trials-in-progress abstract on the ongoing Phase 3 OVATION 3 clinical trial of IMNN-001 was presented at the European Society for Medical Oncology (ESMO) Congress 2025, held on October 17-21, 2025 in Berlin, Germany with an encore presentation following the 2025 Annual Global Meeting of the International Gynecologic Cancer Society (IGCS), held on November 5-7, 2025, in Cape Town, South Africa. The poster presentations are available on the “Scientific Presentations” page of the IMUNON’s website at https://investors.imunon.com/scientific-presentations

Positive Translational Data of IMNN-001 Presented at AACR Special Conference in Cancer Research Demonstrating 13 Month OS Extension via Tumor Micro-Environment Shift – On September 22, 2025, the Company presented positive translational data from the Phase 2 OVATION 2 Study of IMNN-001 at the American Association for Cancer Research (AACR) Special Conference in Cancer Research: Advances in Ovarian Cancer Research, held on September 19-21, 2025, in Denver, Colorado reinforcing the favorable safety profile and efficacy benefits of IMNN-001 observed in the clinic, including increases in key anti-cancer immune cytokines and modulation of relevant anti-tumor immune cell populations, such as CD8+ T cells and myeloid dendritic cells, in the tumor and tumor microenvironment in study participants post-treatment.

IMUNON reviewed translational data on the changes induced by the local administration of IL-12 and its downstream effectors in the tumor micro-environment (TME) from paired samples (pre- and post-treatment) from study participants. Results presented at the AACR Special Conference demonstrated:

●	Positive shift in the local TME to favorable immune stimulatory T cell ratios in the majority of participants treated with IMNN-001, including favorable ratios of CD8+/T regulatory (Treg) cells, CD8+/IDO+ cells, and CD8+/CD4+ cells.

●	TME shift in favor of decreased immunosuppression cells (IDO+, PDL1+, Treg, CD4+) and increased immunostimulatory cells (CD8+, CD8+ effector, myeloid dendritic cells) in the majority of participants post-treatment.

●	IMNN-001 treatment creates a “hot” anti-TME by increasing the recruitment of anti-tumor CD8+ and myeloid dendritic cells in 50-80% of the paired samples and decreasing immunosuppressive markers (IDO, PDL1, Treg cells) in 65-80% of the samples.

Results from the study continue to validate our TheraPlas® technology and the broad impact of IMNN-001 on important cancer-fighting cytokines, effectively turning the tumor microenvironment from “cold” to ‘hot’ by activating both innate and adaptive immune systems, with limited to no systemic toxicities. IMNN-001 has shown significant therapeutic potential in clinical trials thus far, and the robust survival benefits and favorable safety profile observed align with these translational findings, supporting the ongoing Phase 3 OVATION 3 trial.

The OVATION 2 Study poster presentation is available on the “Scientific Presentations” page of IMUNON’s website at https://investors.imunon.com/scientific-presentations.

PlaCCine® DNA Vaccine Technology

PlaCCine® DNA Technology Proof-of-Concept Data Presented in Platform Presentations at Leading Vaccine Conferences – On October 17, 2025, the Company announced that members of its leadership team will deliver oral presentations highlighting IMNN-101, its investigational DNA plasmid vaccine based on the Company’s proprietary PlaCCine® technology platform, including proof-of-concept clinical trial results at the following vaccine conferences:

●	5th Edition of International Vaccines Congress (IVC) Keynote Oral Presentation Title: A promising novel approach to DNA vaccines, on October 23 2025 and
●	10th International Conference on Vaccine Research and Development Oral Presentation Title: Development of a PlaCCine DNA Technology for Safe, Effective and Durable Vaccines, on November 6, 2025

These presentations described the unique design and composition of the PlaCCine technology and its differentiating features including a longer duration of antigen expression, safety, user compliance and storage stability at workable temperatures (up to one year at 4°C and one month at 37°C) in comparison to mRNA vaccines and other DNA vaccines requiring viruses or devices for delivery. The immunogenicity of the PlaCCine technology was demonstrated against various pathogens in multiple species and animal models. These presentations also demonstrated safety and immunogenicity of a PlaCCine vaccine targeting a SARS-CoV-2 spike variant in healthy human participants following intramuscular administration. Durable NAb responses to 6 months demonstrating vaccine immunogenicity following a single dose in previously vaccinated or infected individuals with the SARS-CoV-2 underscore the significance of the PlaCCine approach and support continued development in both naive populations using a prime and boost vaccination to determine optimal benefits and in other infectious diseases.

IMNN-101 has been shown to be safe and well tolerated, with no serious adverse effects reported. To accelerate the development and commercialization of the PlaCCine platform, IMUNON is actively seeking strategic partnerships with leading pharmaceutical and biotechnology companies. These collaborations aim to leverage PlaCCine’s unique advantages—enhanced durability, temperature stability, and scalable manufacturing—to address unmet needs in vaccines for infectious diseases and cancer, while securing non-dilutive funding to advance IMUNON’s broader oncology focused pipeline

THIRD QUARTER 2025 FINANCIAL RESULTS

Net loss for the third quarter of 2025 was $3.4 million, or $1.16 per share, compared with a net loss of $4.8 million, or $3.76 per share, for the third quarter of 2024. Operating expenses were $3.5 million for the third quarter of 2025, a decrease of $1.5 million or 30% from $5.0 million for the third quarter of 2024.

Research and development (R&D) expenses were $1.9 million for the third quarter of 2025, a decrease of $1.4 million from $3.3 million for the third quarter of 2024. The decrease was due primarily to lower costs associated with the OVATION 2 Study, the Phase 1 proof-of-concept PlaCCine DNA vaccine trial, and development of the PlaCCine DNA vaccine technology platform.

General and administrative (G&A) expenses were $1.6 million for the third quarter of 2025, compared with $1.7 million for the third quarter of 2024. This decrease was primarily attributable to lower employee-related expenses.

Investment income from short-term investments was $47,000 for the third quarter of 2025 compared to $116,000 for the same period in 2024 due to lower cash balances.

As of September 30, 2025, cash and cash equivalents were $5.3 million. During the third quarter of 2025, the Company received $4.5 million in net proceeds from the exercise of warrants and sales under its ATM facility. The Company believes it has sufficient capital resources to fund its planned operations into the first quarter of 2026.

NINE MONTHS ENDED SEPTEMBER 30, 2025 FINANCIAL RESULTS

For the nine months ended September 30, 2025, the Company reported a net loss of $10.3 million, or $5.53 per share, compared with a net loss of $14.6 million, or $14.13 per share, for the same nine-month period of 2024. Operating expenses were $10.4 million for the nine months ended September 30, 2025, a decrease of $4.6 million or 31% from $15.0 million for the same period in 2024.

Net cash used for operating activities was $10.2 million for the first nine months of 2025, compared with $14.4 million for the same period in 2024. This decrease was due to lower operating costs.

R&D expenses were $5.3 million in the first nine months of 2025, compared with $9.4 million in the same period of 2024. Clinical costs associated with the OVATION 2 and MRD trials were $0.2 million in the first nine months of 2025 compared to $1.1 million in the same period of 2024. Clinical costs associated with the OVATION 3 trial were $0.7 million in the first nine months of 2025. Clinical costs associated with the PlaCCine vaccine trial were $42,000 in the first nine months of 2025 compared to $1.4 million in the first nine months of 2024. Other clinical and regulatory costs were $1.4 million in the first nine months of 2025 compared to $1.9 million in the same period of 2024. R&D costs associated with the development of IMNN-001 to support the OVATION program were $2.2 million in the first nine months of 2025 compared to $0.9 million in same period of 2024. The cost of development of the PLACCINE DNA vaccine technology platform was $2.5 million in the first nine months of 2024. CMC costs were $0.7 million in the first nine months of 2025 compared to $1.6 million in the same period of 2024.

G&A expenses were $5.1 million in the first nine months of 2025, compared with $5.6 million in the same period of 2024. The decrease was primarily attributable to lower employee-related and professional service expenses and lower travel expenses.

Investment income was $117,000 in the first nine months of 2025, compared with $423,000 in the same period of 2024. This decrease is due to lower cash and investment balances.

Please note: All share and per share amounts in this press release have been adjusted to reflect a 15-for-1 reverse split of our common stock (which we effected on July 25, 2025) and all per share amounts in this press release have been adjusted for the 15% stock dividend (which we announced on July 28, 2025).

Conference Call and Webcast

The Company is hosting a conference call to review third quarter 2025 financial results and provide a business update today, November 13, 2025, at 11:00 a.m. ET. To participate in the call, please dial 833-816-1132 (Toll-Free/North America) or 412-317-0711 (International/Toll) and ask for the IMUNON Third Quarter 2025 Financial Results Call. A live webcast of the call will also be available here.

The call will be archived for replay until November 27, 2025, and can be accessed at 877-344-7529 (U.S. Toll Free), 855-669-9658 (Canada Toll Free) or 412-317-0088 (International Toll) using replay access code 4592282. An audio replay of the call will also be available here for 90 days.

About IMUNON

IMUNON is a clinical-stage biotechnology company focused on advancing a portfolio of innovative treatments that harness the body’s natural mechanisms to generate safe, effective and durable responses across a broad array of human diseases, constituting a differentiating approach from conventional therapies. IMUNON is developing its non-viral DNA technology across its modalities. The first modality, TheraPlas®, is developed for the gene-based delivery of cytokines and other therapeutic proteins in the treatment of solid tumors where an immunological approach is deemed promising. The second modality, PlaCCine®, is developed for the gene delivery of viral antigens that can elicit a strong immunological response.

The Company’s lead clinical program, IMNN-001, is a DNA-based immunotherapy for the localized treatment of advanced ovarian cancer that has completed multiple clinical trials including one Phase 2 clinical trial (OVATION 2) and is currently conducting a Phase 3 clinical trial (OVATION 3). The first patient was dosed in the Company’s Phase 3 pivotal study in the third quarter of 2025. IMNN-001 works by instructing the body to produce safe and durable levels of powerful cancer-fighting molecules, such as interleukin-12 and interferon gamma, at the tumor site. Additionally, the Company has completed dosing in a first-in-human study of its COVID-19 booster vaccine (IMNN-101). The Company will continue to leverage these modalities and to advance, either directly or through partnership, the technological frontier of plasmid DNA to better serve patients with difficult-to-treat conditions. For more information, please visit www.imunon.com.

Forward-Looking Statements

IMUNON wishes to inform readers that forward-looking statements in this news release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, including, but not limited to, statements regarding the timing of enrollment of the Company’s clinical trials, the potential of any therapies developed by the Company to fulfill unmet medical needs, the market potential for the Company’s products, if approved, the potential efficacy and safety profile of our product candidates, and the Company’s plans and expectations with respect to its development programs more generally, are forward-looking statements. We generally identify forward-looking statements by using words such as “may,” “will,” “expect,” “plan,” “anticipate,” “estimate,” “intend” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances), and include statements regarding our planned stock split. Readers are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, risks and uncertainties related to the reverse stock split having the desired effect, our ability to regain compliance with Nasdaq’s listing requirements, the potential de-listing of our shares on Nasdaq, risks and uncertainties relating to unforeseen changes in the course of research and development activities and in clinical trials, including the fact that interim results are not necessarily indicative of final results; the uncertainties of and difficulties in analyzing interim clinical data; the significant expense, time and risk of failure in conducting clinical trials; the need for IMUNON to evaluate its future development plans; possible actions by customers, suppliers, competitors or regulatory authorities; and other risks detailed from time to time in IMUNON’s filings with the Securities and Exchange Commission. IMUNON assumes no obligation, except to the extent required by law, to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise.

Contacts:

Media	Investors

CG Life	ICR Healthcare
Jenna Urban	Peter Vozzo
212-253-8881	443-213-0505
jurban@cglife.com	peter.vozzo@icrhealthcare.com

(Tables to Follow)

IMUNON, Inc.

Condensed Statements of Operations

(in thousands except per share amounts)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2025	2024	2025	2024

Operating expenses:
Research and development	$1,899	$3,293	$5,291	$9,407
General and administrative	1,577	1,668	5,098	5,579
Total operating expenses	3,476	4,961	10,389	14,986

Loss from operations	(3,476)	(4,961)	(10,389)	(14,986)

Other income:
Investment income, net	47	116	117	423
Total other income, net	47	116	117	423

Net loss	$(3,429)	$(4,845)	$(10,272)	$(14,563)

Net loss per common share
Basic and diluted	$(1.16)	$(3.76)	$(5.53)	$(14.13)

Weighted average shares outstanding
Basic and diluted	2,944	1,290	1,856	1,031

IMUNON, Inc.

Selected Balance Sheet Information

(in thousands)

	September 30, 2025	December 31, 2024
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$5.251	$5,873
Advances, deposits on clinical programs and other current assets	2,007	2,136
Total current assets	7.258	8,009

Property and equipment	601	541

Other assets:
Operating lease right-of-use assets, net	1,079	1,117
Deposits and other assets	50	50
Total other assets	1,129	1,167

Total assets	$8,988	$9,717

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$3,804	$4,334
Operating lease liabilities - current portion	394	452
Total current liabilities	4.198	4,786
Operating lease liabilities - non-current portion	708	687
Total liabilities	4,906	5,473

Stockholders’ equity:
Common stock	29	10
Additional paid-in capital	421,213	411,122
Accumulated deficit	(417,075)	(406,803)
Total stockholders’ equity before treasury stock	4,167	4,329
Treasury stock, at cost	(85)	(85)
Total stockholders’ equity	4,082	4,244
Total liabilities and stockholders’ equity	$8,988	$9,717

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